As filed with the Securities and Exchange Commission on May 25, 2023

Registration No. 333- 261366

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM F-1 ON

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROCAPS GROUP, S.A.

(Exact Name of Registrant as Specified in Its Charter)

Grand Duchy of Luxembourg	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9 rue de Bitbourg, L-1273

Luxembourg

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B253360

Tel : +356 7995-6138

(Address and telephone number of registrant’s principal executive offices)

Jose Minski

Director

21500 Biscayne Boulevard, Suite 600

Aventura, Florida 33180

Tel: (754) 260-6480

(Name, address and telephone number of agent for service)

Copies of all correspondence to:

 Alan I. Annex, Esq.

Raffael Fiumara, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Miami, Florida 33131
Tel: +1 (305) 579-0500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 24, 2021, Procaps Group, S.A. (“we,” “us,” “our” or the “Company”), filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form F-1 (File No. 333-261366) (as amended, the “Registration Statement”). The Registration Statement was declared effective by the SEC on December 6, 2021 and registered the issuance by us of (i) 20,000,000 shares of our ordinary shares, nominal value of $0.01 per share (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50, and (ii) 3,375,000 Ordinary Shares that may be issued upon exercise of warrants issued to Union Group International Holdings Limited and Union Acquisition Associates II, LLC, and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”).

The Registration Statement also related to the offer and sale from time to time by the selling securityholders named therein, or their permitted transferees, of up to 110,303,689 of our Ordinary Shares, which includes (a) 4,300,000 Ordinary Shares that were exchanged for ordinary shares of Union on the closing of the Business Combination, (b) 10,000,000 Ordinary Shares beneficially held by a limited number of qualified institutional buyers and institutional and individual accredited investors which were issued upon the closing of the Business Combination in a private placement, (c) 92,628,689 Ordinary Shares issued to holders of ordinary shares of Procaps in the Business Combination, and (d) 3,375,000 Ordinary Shares that may be received upon exercise of the Private Placement Warrants.

On May 4, 2022, we filed Post-Effective Amendment No. 1 on Form F-1 to the Registration Statement, which was subsequently declared effective by the SEC on May 4, 2022.

This Post-Effective Amendment No. 2 to Form F-1 on Form F-3 (“Post-Effective Amendment No. 2”) is being filed by the Company to convert the Registration Statement on Form F-1 into a registration statement on Form F-3. In addition, this Post-Effective Amendment No. 2 only registers Ordinary Shares for resale for those selling securityholders who continue to maintain registration rights as of the date of this Post-Effective Amendment No. 2.

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling securityholders may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Subject to completion, dated May 25, 2023

PRELIMINARY PROSPECTUS

23,375,000 ORDINARY SHARES and

99,978,689 ORDINARY SHARES Offered by Selling Securityholders

This prospectus relates to the issuance by us of (i) 20,000,000 shares of our Ordinary Shares that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), and (ii) 3,375,000 Ordinary Shares that may be issued upon exercise of warrants issued to Union Group International Holdings Limited and Union Acquisition Associates II, LLC, and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”). We refer to the Public Warrants and the Private Placement Warrants together as the “Warrants.” The Warrants were originally issued by Union Acquisition Corp. II (“Union” or “SPAC”) and automatically converted into Warrants to purchase our Ordinary Shares on the closing of the Business Combination (the “Business Combination”) among us, Union, Crynssen Pharma Group Limited (“Crynssen”) and OZLEM Limited (“Merger Sub”). The Business Combination is described in greater detail in this prospectus. See “Prospectus Summary — Closing of the Business Combination.”

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 99,978,689 of our Ordinary Shares, which includes (a) 96,228,689 Ordinary Shares beneficially held by certain investors who currently maintain registration rights pursuant to the Registration Rights And Lock-Up Agreement (as defined herein) and (b) 3,750,000 Ordinary Shares that may be received upon exercise of the Private Placement Warrants. The Private Placement Warrants were originally issued by Union and automatically converted into warrants to purchase our Ordinary Shares on the closing of the Business Combination. The Business Combination is described in greater detail in this prospectus. See “Prospectus Summary — Closing of the Business Combination.”

We will receive proceeds from the exercise of the Warrants. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus.

Our registration of the Ordinary Shares covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Ordinary Shares. The Selling Securityholders may offer and sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.”

The Sognatore Trust, a trust organized under the laws of New Zealand (“Sognatore”), the Simphony Trust, a trust organized under the laws of the State of Delaware (“Simphony”), and the Deseja Trust, a trust organized under the laws of the State of Delaware (“Deseja” and, together with Sognatore, Simphony and each of the direct and indirect beneficiaries of such trusts, the “Minski Family”), our majority shareholders, own 59.6% of the Ordinary Shares of the Company and have the right to propose for appointment a majority of our Board of Directors until they collectively own less than 30% of the Ordinary Shares in the aggregate. Accordingly, we are a “controlled company” under Nasdaq corporate governance rules and are eligible for certain exemptions from these rules. We are a “foreign private issuer” as defined under applicable Securities and Exchange Commission rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

You should read this prospectus, the information incorporated by reference into this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED     , 2023

No one has been authorized to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus is accurate only as of their respective dates. You should not assume that the information contained in this prospectus or any document incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Certain amounts that appear in this prospectus may not sum due to rounding.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in or incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

Neither we nor the selling securityholders have authorized any other person to provide you with different or additional information. Neither we nor the selling securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in or incorporated by reference into this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus or as of the date of the document incorporated by reference, as applicable, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or incorporated by reference, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information” and “Incorporation by Reference.”

Neither we nor the selling securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

This prospectus contains or incorporates by reference our trademarks and trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, all references to “Procaps,” “we,” “us” and “our” refer to Crynssen and its consolidated subsidiaries, with respect to periods prior to the Closing, and to the Company and its consolidated subsidiaries, including Crynssen, with respect to periods following the Closing, as well as those businesses we account for using the equity method.

In this prospectus:

“1915 Law” means the Luxembourg law of August 10, 1915 on commercial companies, as amended.

“Board of Directors” means the board of directors of the Company.

“Business Combination” means the transactions consummated pursuant to the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 31, 2021, as amended on September 29, 2021, by and among Union, Crynssen, the Company and Merger Sub.

“Closing” means the consummation of the Business Combination.

“Closing Date” means September 29, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Crynssen” means Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta and, particularly, the Companies Act Cap. 386 with company registration number C 59671.

“Crynssen Ordinary Shares” means ordinary shares of Crynssen, with a nominal value of $1.00 per share.

“Crynssen Shareholders” means the shareholders of Crynssen prior to the consummation of the Business Combination.

“Deseja” means the Deseja Trust, a trust organized under the laws of the State of Delaware and a Crynssen Shareholder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“IFC” means the International Finance Corporation, an international organization established by Articles of Agreement among its member countries, and a Crynssen Shareholder.

“IFC Redemption Agreement” means that certain Share Redemption Agreement entered into by and between the Company and IFC on March 31, 2021, and subsequently amended on September 29, 2021, pursuant to which the Company agreed to redeem 4,500,000 Redeemable B Shares from IFC for a total purchase price of $45,000,000 in accordance with the terms thereunder.

“Merger” means the merging of Merger Sub with and into Union pursuant to the laws of the Cayman Islands, with Union surviving the Merger as a wholly owned subsidiary of the Company.

“Merger Effective Time” means the time at which the merger certificate was filed on September 29, 2021.

“Merger Sub” means OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands with registration number 373625.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Ordinary Shares” means the ordinary shares of the Company, nominal value $0.01 per share.

“Prospectus” means the prospectus included in this Registration Statement on Form F-3.

“Redeemable A Shares” means the redeemable A shares of the Company, nominal value $0.01 per share.

“Redeemable B Shares” means the redeemable B shares of the Company, nominal value $0.01 per share.

“Registration Rights and Lock-Up Agreement” means that certain registration rights and lock-up agreement entered into on September 29, 2021 by and among the Company, the Sponsors, certain other shareholders of Union and the Crynssen Shareholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Simphony” means the Simphony Trust, a trust organized under the laws of the State of Delaware and a Crynssen Shareholder.

“Sognatore” means the Sognatore Trust, a trust organized under the laws of New Zealand and a Crynssen Shareholder.

“SPAC” or “Union” means Union Acquisition Corp. II, a Cayman Islands exempted company limited by shares with registration number 345887.

“SPAC Ordinary Shares” means the ordinary shares of Union, par value $0.0001 per share.

“SPAC Warrants” means warrants to purchase SPAC Ordinary Shares as contemplated under the Warrant Agreement, with each warrant exercisable for the number of SPAC Ordinary Shares stated in the applicable SPAC Warrant at an exercise price per SPAC Ordinary Share of $11.50.

“Sponsors” means Union Group International Holdings Limited and Union Acquisition Associates II, LLC.

“Transaction Support Agreement” means the Transaction Support Agreement, dated as of March 31, 2021, by and among Union, Crynssen, the Company, certain Crynssen Shareholders, the Sponsors, certain other shareholders of Union prior to the Closing of the Business Combination and certain officers and directors of Union, as amended, modified or supplemented from time to time.

“Warrant Amendment” means that certain Assignment, Assumption and Amendment Agreement entered into on September 29, 2021 by the Company, Union and Continental Stock Transfer & Trust Company as warrant agent.

“Warrant Agreement” means the warrant agreement, dated October 17, 2019, by and between Union and Continental Stock Transfer & Trust Company, as warrant agent, governing Union’s warrants.

“Warrants” mean the former warrants of Union converted at the Merger Effective Time into a right to acquire one Ordinary Share on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement, which was assigned to and assumed by the Company pursuant to the Warrant Amendment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:

●	the financial performance of Procaps following the Business Combination;

●	changes to our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our ability to develop and launch new products and services;

●	our ability to successfully and efficiently integrate future acquisitions or execute on dispositions;

●	the availability of raw materials used in our products and our ability to source such raw materials, or find adequate substitutes, in a cost-effective manner;

●	our product development timeline and estimated research and development (“R&D”) costs;

●	developments and projections relating to our competitors and industry;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	the impact of the COVID-19 pandemic on our business;

●	changes in applicable laws or regulations; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

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The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve numerous of risks and uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed and implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	changes in applicable laws or regulations;

●	any identified material weaknesses in our internal control over financial reporting which, if not corrected, could adversely affect the reliability of our financial reporting;

●	the effects of the COVID-19 pandemic on our business;

●	the ability to implement business plans, forecasts, and other expectations after the completion of any future acquisition, and identify and realize additional opportunities;

●	the risk of failure or delay in the development of new pharmaceutical products and the costs involved;

●	the risk that delays in regulatory reviews and approvals of new products could delay our ability to market such products, and that post-approval requirements, including additional clinical trials, could result in increased costs;

●	the risk associated with the markets and countries in which we operate, including, Colombia, El Salvador and Brazil;

●	our ability to identify and materialize acquisition opportunities;

●	the risk associated with fluctuations in the costs, availability, and suitability of the components of the products we manufacture, including active pharmaceutical ingredients, excipients, purchased components, and raw materials;

●	failure to comply with existing or future regulatory requirements, standards and ethical expectations, including environmental, tax, labor, anticorruption, health and safety regulations;

●	the risk associated with global supply chain crisis could interfere with the operations of certain of our direct or indirect suppliers;

●	our ability to adequately enhance our products and services or introduce new technology;

●	the risk of a change in demand for our products and services, consumer preferences and the possibility of rapid technological change in the highly competitive industry in which we operate;

●	the risk associated with the loss of, or failure to attract and retain, our key employees and specialized sales representatives;

●	the risk that changes to price control regulations could negatively affect our margins and its ability to pass on cost increases to our customers;

●	the dependency of our integral contract development and manufacturing organization services on customer’s research and success of their products;

●	the risks associated with the effect of our products on our customers and potential exposure to product and other liability risks;

●	the risk of disruption at any of our manufacturing facilities or disruption of the relationship with our key customers;

●	the risks associated with exchange rate volatility of the currencies in which we do business;

●	the risk of any breach, disruption or misuse of our, or our external business partners’, information systems or cyber security efforts;

●	the risk of changes in market access or healthcare reimbursement for, or public sentiment towards our, or our customers’, products, or other changes in applicable policies regarding the healthcare industry;

●	the risk that we or our customers are unable to secure or protect our respective intellectual property or that we or our customers may infringe on the intellectual property rights of others;

●	the loss of customers’ confidence in the integrity of pharmaceutical products due to illegal trade;

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties described in or incorporated by reference into this prospectus, including those under the heading “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the Company’s securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and our financial statements and related notes thereto, and the other documents to which this prospectus refers, including the information incorporated by referenced herein. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Procaps

Founded in 1977 by the Minski family, we are a leading integrated international healthcare and pharmaceutical company that develops pharmaceutical and nutraceutical solutions, medicines and hospital supplies. Our customers are located in over 50 countries, in six out of the seven continents, and we have a direct presence in 13 countries - Colombia, Brazil, El Salvador, United States, Peru, Costa Rica, Guatemala, Honduras, Ecuador, Bolivia, Panama, Nicaragua and Dominican Republic. We currently have over 5,500 employees working under our sustainable model.

Our business model focuses on four strategic cornerstones to drive growth. First, we have state-of-the-art manufacturing capabilities that allow us to provide innovative delivery technologies. Our corporate culture focuses on innovation and R&D, which has enabled us to offer extensive scientific expertise with more than 300 scientists, technicians and skilled personnel, allowing us to develop new products every year. Second, our regional footprint and vertical integration enables organic growth opportunities and synergies. We currently operate six manufacturing facilities in Latin America, including the first FDA-approved pharmaceutical plant in South America and Central America, and our first U.S.-based Softgel production facility and R&D center, which began operations in May 2022 and sell and distribute products to over fifty distinct markets. Third, our Rx and OTC pharmaceutical product portfolio is driven by our proprietary delivery systems, allowing us to focus on the development and sale of high-growth and premium pharmaceutical products which we believe are subject to less pricing pressures when compared to more generic pharmaceutical products. Finally, we have an extensive track record of developing new businesses and growing via mergers and acquisitions, which is evidenced by the development of one of our in-house business incubation, Diabetrics, which took place in 2015, and several successful acquisitions throughout Latin America (including the acquisitions of Rymco S.A., Laboratorios Lopez and Biokemical S.A. de C.V.) which took place between 2012 and 2016. On September 29, 2021, we consummated the Business Combination with Union, which resulted in our Ordinary Shares and Warrants being listed on the Nasdaq Global Market on September 30, 2021 under the symbols “PROC” and “PROCW”, respectively.

We are primarily engaged in developing, producing and marketing pharmaceutical solutions consisting of the following four products and services categories: (i) iCDMO, (ii) Rx pharmaceutical products, (iii) OTC products, and (iv) Diabetrics.

Closing of the Business Combination

On September 29, 2021, the Business Combination was consummated. As part of the Business Combination, on the Closing Date, pursuant to the Business Combination Agreement:

●	Merger Sub merged with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of the Company and, in the context of the Merger, (a) all SPAC Ordinary Shares outstanding were exchanged with for Ordinary Shares pursuant to a share capital increase, (b) each SPAC Warrant became a Warrant exercisable for Ordinary Shares, on substantially the same terms as the SPAC Warrants, and (c) the Company entered into the Warrant Amendment to amend and assume SPAC’s obligations under the SPAC Warrant Agreement to give effect to the conversion of SPAC Warrants to Warrants;

●	immediately following the consummation of the Merger and prior to the Exchange (as defined below), the Company redeemed all 4,000,000 Redeemable A Shares held by Crynssen for a total purchase price of $40,000 (corresponding to their nominal value of $0.01 per share);

●	immediately following the consummation of the Merger and the redemption of all the Redeemable A Shares, pursuant to those certain individual contribution and exchange agreements, each dated as of March 31, 2021, as amended, and entered into by and among the Company, Crynssen and each of the Crynssen Shareholders, each of the Crynssen Shareholders, contributed its respective Crynssen Ordinary Shares to the Company in exchange for Ordinary Shares, and, in the case of IFC, for Ordinary Shares and 4,500,000 Redeemable B Shares, which were subscribed for by each such Crynssen Shareholder (such contributions and exchanges of Crynssen Ordinary Shares for Ordinary Shares and, in the case of IFC, Ordinary Shares and Redeemable B Shares, collectively, the “Exchange”);

●	as a result of the Exchange, Crynssen became a direct wholly-owned subsidiary of the Company and the Crynssen Shareholders became holders of issued and outstanding Ordinary Shares and, in the case of IFC, Ordinary Shares and Redeemable B Shares; and

●	immediately following the Exchange, the Company redeemed 4,500,000 Redeemable B Shares from IFC for a total purchase price of $45,000,000 (corresponding to a purchase price of $10.00 per Redeemable B Share) in accordance with the IFC Redemption Agreement.

Corporate Information

The Company was incorporated under the laws of the Grand Duchy of Luxembourg on March 29, 2021 as a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg for an unlimited duration and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360. The Company was incorporated solely for the purpose of effectuating the Business Combination, which was consummated on September 29, 2021. The Company owned no material assets other than its interests in Crynssen acquired in the Business Combination and did not operate any business. Crynssen is a private limited liability company registered and incorporated under the laws of Malta and, particularly, the Companies Act Cap. 386.

The Company’s mailing address and registered office is 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and its telephone number is +356 7995-6138. The Company’s principal website address is www.procapsgroup.com. We do not incorporate the information contained on, or accessible through, the Company’s websites into this prospectus, and you should not consider it a part of this prospectus.

THE OFFERING

This prospectus relates to the issuance by us of up to 23,375,000 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share. This prospectus also relates to the resale by the Selling Securityholders or their permitted transferees of up to 99,978,689 Ordinary Shares.

Issuance of Ordinary Shares

Ordinary Shares to be issued upon exercise of all Warrants	23,375,000

Resale of Ordinary Shares

Ordinary Shares offered by the Selling Securityholders	99,978,689

Use of Proceeds	We will receive up to an aggregate of $268,812,500 if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders. See “Use of Proceeds.”

Dividend Policy	Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our Ordinary Shares in the near future. The declaration and payment of any dividends in the future will be determined by the Board of Directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Dividend Policy.”

Market for our securities	Our Ordinary Shares and Warrants are listed on The Nasdaq Global Market under the symbols “PROC” and “PROCW,” respectively.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Company.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. You should consider carefully the risks and uncertainties described under the heading “Risk Factors” in Item 3.D of Part I of our most recent Annual Report on Form 20-F and in the other information contained in or incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, before you decide whether to purchase our Ordinary Shares. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our ordinary shares could decline and you could lose all or part of your investment in our Ordinary Shares.

USE OF PROCEEDS

We will receive up to an aggregate of $268,812,500 if all of the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

DIVIDEND POLICY

Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our Ordinary Shares in the near future. The declaration and payment of any dividends in the future will be determined by the Board of Directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions.

From the annual net profits of the Company, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be mandatory as soon and as long as the aggregate amount of the Legal Reserve amounts to 10% of the amount of the share capital of the Company. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders in proportion to the number of the Ordinary Shares they hold in the Company.

The Board of Directors may resolve that the Company pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and the Company’s articles of association. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and the Company’s articles of association. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to the Company’s accounts.

DESCRIPTION OF SECURITIES

We urge you to read the applicable provisions of Luxembourg law and the Company’s articles of association carefully and in their entirety because they describe your rights as a holder of Ordinary Shares and/or Warrants.

Ordinary Shares

Share Capital

The Company is authorized to issue 687,175,817 Ordinary Shares and zero Redeemable B Shares under its authorized share capital.

As of May 18, 2023, there were 112,824,183 Ordinary Shares outstanding and issued, 4,000,000 Redeemable A Shares issued and held in treasury by the Company and 4,500,000 Redeemable B Shares issued and held in treasury by the Company. There were also 23,375,000 Warrants outstanding, each entitling the holder to purchase one Ordinary Share at an exercise price of $11.50 per share.

On September 29, 2021, the Company redeemed 4,000,000 Redeemable A Shares held by Crynssen for an aggregate price of $40,000 so that, following the Merger and the Exchange, Crynssen would become a direct wholly owned subsidiary of the Company. Immediately prior to the redemption of the Redeemable A Shares, the Redeemable A Shares represented 16.53% of the total issued capital stock of the Company.

On September 29, 2021, immediately following the Exchange, the Company redeemed 4,500,000 Redeemable B Shares held by IFC for an aggregate price of $45,000,000, as negotiated with IFC in connection with the Business Combination, pursuant to the terms of the IFC Redemption Agreement. Immediately prior to the redemption of the Redeemable B Shares, the Redeemable B Shares represented 3.71% of the total issued capital stock of the Company.

The Redeemable A Shares and the Redeemable B Shares will remain issued shares under Luxembourg law until cancelled, but shall have no voting or dividend rights and shall not be counted for any quorum purposed under Luxembourg law.

Share Issuances

Pursuant to Luxembourg law, the issuance of Ordinary Shares and Redeemable B Shares requires in principle approval by the extraordinary general meeting of shareholders subject to necessary quorum and majority requirements. The extraordinary general meeting of shareholders of Company held prior to the Closing of the Business Combination approved an authorized capital and authorized the Board of Directors to (i) realize for any reason whatsoever, including any issue in one or several successive tranches of (a) any subscription and/or conversion rights, including warrants (which may be issued separately or attached to Ordinary Shares, bonds, options, notes or similar instruments), convertible bonds, notes or similar instruments as well as (b) new Ordinary Shares and Redeemable B Shares, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company, by way of conversion of available reserves or in any other manner; (ii) determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Ordinary Shares or Redeemable B Shares; and (iii) remove or limit the preferential subscription right of the shareholders in case of issue against payment in cash of Ordinary Shares, Redeemable B Shares, warrants (which may be separate or attached to Ordinary Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments, up to the maximum amount of such authorized capital for a maximum period of five years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorized capital. The extraordinary general meeting of shareholders of the Company may renew or increase such authorized capital and such authorization to the Board of Directors to issue Ordinary Shares and Redeemable B Shares, each time for a period not exceeding five (5) years.

In addition, since the adoption of the amended and restated articles of association of the Company in connection with the Closing of the Business Combination, the Company’s shareholders authorized the Board of Directors to allocate existing shares of the Company without consideration or to issue new shares (“Bonus Shares”) paid-up out of distributable reserves (i) to employees of the Company or to certain classes of such employees; (ii) to employees of companies or economic interest groupings in which the Company holds directly or indirectly at least ten percent (10%) of the share capital or of the voting rights; (iii) to employees of companies or economic interest groupings which hold directly or indirectly at least ten percent (10%) of the share capital or of the voting rights of the Company; (iv) to employees of companies or economic interest groupings in which at least fifty percent (50%) of the share capital or of the voting rights are held, directly or indirectly, by a company holding itself, directly or indirectly, at least fifty percent (50%) of the share capital of the Company; or (v) to members of the corporate bodies of the Company or any of the other companies or economic interest groupings referred to under items (ii) to (iv) above, for a maximum period of five years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorized capital (such period restriction is only applicable in case of an allotment of newly issued shares). The preferential subscription right of existing shareholders is, through their authorization to the Board of Directors, automatically waived in case of issuance of Bonus Shares.

Currently, no further Redeemable B Shares may be issued by the Board of Directors under the authorized capital as the maximum amount of Redeemable B Shares authorized by the extraordinary general meeting of shareholders of the Company held prior to the Closing of the Business Combination has been issued.

The Company recognizes only one (1) holder per share. In case a share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the Business Combination, a delegate of the Board of Directors, who was granted powers pursuant to resolutions of the Board of Directors, resolved on the issuance of Ordinary Shares out of the authorized capital to Union shareholders. When delegating such powers to the delegate, the Board of Directors resolved on the applicable procedures and timelines to which such issuance will be subjected. In the event a proposal of the Board of Directors to issue new Ordinary Shares exceeds the limits of the Company’s authorized share capital, the Board of Directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the amended and restated articles of association, it being understood that the amended and restated articles of association may be amended by a majority of at least two thirds (2/3) of the votes validly cast at such general meeting at which a quorum of more than half (1/2) of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the provisions of Luxembourg law and the amended and restated articles of association of the Company, which may deliberate regardless of the quorum and at which resolutions are adopted at a majority of at least two thirds (2/3) of the votes validly cast. Abstentions and nil votes shall not be taken into account. If the capital call proposed by the Board of Directors consists of an increase in the shareholders’ commitments, the Board of Directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preferential Subscription Rights

Under Luxembourg law and in accordance with the amended and restated articles of association of the Company, existing shareholders benefit from a preferential subscription right on the issuance of new shares by the Company for cash consideration. However, since the adoption of the amended and restated articles of association of the Company pursuant to the terms of the Business Combination, the Company’s shareholders authorized the Board of Directors, within the limits of the Company’s authorized share capital and within a period of five years, to remove or limit any preemptive subscription rights of shareholders in case of issue against payment in cash of Ordinary Shares, Redeemable B Shares, warrants (which may be separate or attached to Ordinary Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments and the Company can limit or suppress, subject to the quorum and majority for the amendment of the articles of association. Such shares may be issued above, at, or below market value, and, following a certain procedure, even below the accounting par value, if applicable per share. New Company shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

The Company cannot subscribe for its own Ordinary Shares. The Company may, however, repurchase issued Ordinary Shares or have another person acting in his, her or its own name, but on behalf of the Company, repurchase issued Ordinary Shares, subject to the following conditions:

(1)	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

(a)	the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be repurchased;

(b)	the duration of the period for which the authorization is given, which may not exceed five years; and

(c)	in the case of repurchase for consideration, the minimum and maximum consideration per share;

(2)	redemptions, including shares previously acquired by the Company and held by it in its portfolio and shares acquired by a person acting in his, her or its own name, but on behalf of the Company, may not result in the net assets as shown in the annual accounts falling below the amount of the subscribed capital, increased by the reserves which Luxembourg law or the articles of association do not permit to distribute;

(3)	only fully paid-up Ordinary Shares may be repurchased; and

(4)	the offer to repurchase must be made on the same terms to all shareholders in the same situation except for repurchases which have been unanimously decided by a general meeting at which all shareholders were present or represented; similarly, listed companies may purchase their own Ordinary Shares on the stock exchange without an offer to acquire having to be made to its shareholders.

When the acquisition of the Company’s own Ordinary Shares is necessary to avoid serious and imminent harm to the Company, the prior authorization by a simple majority vote at an ordinary general meeting of shareholders described in paragraph (1) above shall not apply. In such a case, the Board of Directors must inform the shareholders at the following general meeting of the reasons for, and purpose of, the redemption, the number and nominal value, or failing that, such acquired Ordinary Share’s accounting par value, the fraction of the subscribed capital such acquired Ordinary Shares represent, as well as the countervalue of such Ordinary Shares.

The prior authorization by a simple majority vote at an ordinary general meeting of shareholders described in paragraph (1) above shall also not apply in the case of Ordinary Shares acquired either by the Company itself or by a person acting in his, her or its own name, but on behalf of the Company, for distribution to the employees of the Company or to the employees of an affiliate of Company due to a control relationship (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law. The distribution of such Ordinary Shares must be made within 12 months of the acquisition of those shares.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the Board of Directors is authorized to redeem all Ordinary Shares under the conditions set forth in article 430-15 of the 1915 Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per Ordinary Share to be determined by the Board of Directors or its delegate shall represent not more than the fair market value of such Ordinary Shares.

Existing Share Repurchase Program

At the occasion of the annual general meeting of shareholders of the Company held on June 28, 2022 (the “2022 AGM”), the shareholders of the Company authorized the Board of Directors to acquire up to 10% of the total number of the Company’s Ordinary Shares in issue at the date of the 2022 AGM within a period of 5 years as from the date of the 2022 AGM for a consideration which may not exceed an amount equal to 120% of the reference price of the shares on the Nasdaq and not less than USD 0.01, the reference price being the weighted average price for the market value for such Ordinary Shares for the 5 days of trading immediately preceding each date of repurchase.

Within the framework approved at the 2022 AGM, the Board of Directors approved on February 13, 2023 a share repurchase program under Rule 10b-18 of the Exchange Act, for the purchase of up to $5.0 million Ordinary Shares or 2,000,000 Ordinary Shares, whichever is less (the “Repurchase Program”). The consideration for such repurchase(s) corresponds to the consideration approved by the 2022 AGM.

The Company may purchase Ordinary Shares from time to time in the open market, including pursuant to a pre-set trading plan meeting the requirements of Rule 10b5-1(c) of the Exchange Act, through privately negotiated transactions, or any other legally permissible method, at management’s discretion based on market and operational conditions, share price, trading volume, legal requirements and other factors.

The Repurchase Program shall be made in compliance with the parameters approved by the Company’s shareholders at the occasion of the 2022 AGM, the rules of the SEC, and other applicable legal requirements.

The Company is not obligated to purchase any Ordinary Shares under the Repurchase Program and the Repurchase Program may be suspended or terminated at any time at management’s discretion.

Voting rights

Each Ordinary Share, Redeemable A Share and Redeemable B Share entitles the holder thereof to one vote. Neither Luxembourg law nor the Company’s amended and restated articles of association contain any restrictions as to the voting of Ordinary Shares, Redeemable A Shares and Redeemable B Shares by non-Luxembourg residents. The voting rights of the Redeemable A Shares and Redeemable B Shares are currently suspended as they are held in treasury by the Company.

Meetings

Ordinary General Meeting

In accordance with the 1915 Law and the Company’s amended and restated articles of association, there is no quorum requirement at an ordinary general meeting and resolutions are adopted by a simple majority of validly cast votes of the shareholders present or represented for a given duly convened ordinary general meeting. Abstentions and nil votes are not taken into account.

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital (except if made by the Board of Directors under the authorized capital), (ii) a limitation or exclusion of preemptive rights (except if made by the Board of Directors under the authorized capital), (iii) approval of a statutory merger or de-merger (scission), (iv) the Company’s dissolution and liquidation, (v) any and all amendments to the Company’s amended and restated articles of association and (vi) change of nationality. Pursuant to the 1915 Law and the Company’s amended and restated articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least half (1/2) of the Company’s issued share capital at a first duly convened meeting, unless otherwise mandatorily required by law. If the said quorum is not reached, a second meeting may be convened, for which the 1915 Law and the Company’s amended and restated articles of association do not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds (2/3) majority of the votes validly cast at such meeting by shareholders. Abstentions and nil votes are not taken into account.

Annual Shareholders Meetings

The annual general meeting of shareholders must be held in the Grand Duchy of Luxembourg at the registered office of the Company within 6 months of the end of the preceding financial year.

Warrants

Pursuant to the Warrant Amendment, Union assigned to the Company all of Union’s right, title and interest in the Warrant Agreement and the Company assumed, and agreed to pay, perform, satisfy and discharge in full, as the same become due, all of Union’s liabilities and obligations under the Warrant Agreement arising from and after the Merger Effective Time.

Each Warrant is exercisable for one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. A Warrant may be exercised only during the period commencing on the date of the consummation of the Business Combination, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date the Business Combination was completed, (y) the redemption date as provided in Section 6.2 of the Warrant Agreement, or (z) the liquidation of the Company. Redemptions of warrants for cash pursuant to the Warrant Agreement, once the Public Warrants become exercisable, may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder. If the Public Warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as mentioned above) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable and exercisable by such holders on the same basis as the Public Warrants.

Dividends

From the annual net profits of the Company, at least 5% shall each year be allocated to the Legal Reserve. That allocation to the Legal Reserve will cease to be mandatory as soon and as long as the aggregate amount of the Legal Reserve amounts to 10% of the amount of the share capital of the Company. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders in proportion to the number of ordinary shares they hold in the Company.

The Board of Directors may resolve that the Company pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and the Company’s amended and restated articles of association. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and the Company’s amended and restated articles of association. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to the Company’s accounts.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 99,978,689 of our Ordinary Shares, which includes (a) 96,228,689 Ordinary Shares beneficially held by certain investors who currently maintain registration rights pursuant to the Registration Rights And Lock-Up Agreement and (b) 3,375,000 Ordinary Shares that may be received upon exercise of the Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders the aggregate number of Ordinary Shares beneficially owned, and the aggregate number of Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 112,824,183 Ordinary Shares outstanding as of May 18, 2023.

The Ordinary Shares held by certain of the Selling Securityholders are subject to transfer restrictions, as described in the section titled “Description of Securities.”

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares and the Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. Ordinary Shares offered and beneficially owned are based primarily on information initially provided to us by the Selling Securityholders indicating the Ordinary Shares they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Securityholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the securities indicated to be offered may exceed the number of securities to be sold by the Selling Securityholders.

Selling securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares	Percentage(1)	Ordinary Shares	Ordinary Shares	Percentage(1)
Daniel W. Fink(2)	75,000	*	75,000	—	—
Deseja Trust(3)	17,960,146	15.9%	17,960,146	—	—
Gerald W. Haddock(4)	25,000	*	25,000	—	—
Hoche Partners Pharma Holding S.A.(5)	15,877,516	14.1%	15,877,516	—	—
International Finance Corporation(6)	8,492,427	7.5%	9,492,427	—	—
Joseph J. Schena(7)	25,000	*	25,000	—	—
Laurence Bodner	10,000	*	10,000	—	—
PENSCO Trust Company(8)	150,000	*	150,000	—	—
Simphony Trust(9)	17,960,146	15.9%	17,960,146	—	—
Sognatore Trust(10)	31,338,454	27. 8%	31,338,454	—	—
Tarkan Gurkan(11)	10,000	*	10,000	—	—
Union Acquisition Associates, II, LLC(12)	3,422,500	3.0%	3,472,500	—	—
Union Group International Holdings Ltd.(13)	2,150,000	1.9%	3,572,500	—	—

*	Less than one percent of outstanding Ordinary Shares.

(1)	Percentages are based on 112,824,183 Ordinary Shares outstanding as of May 18, 2023.

(2)	Mr. Fink served as a Director of the Company.
(3)	Represents Ordinary Shares held by the Deseja Trust, a trust organized under the laws of the State of Delaware, which holds Ordinary Shares for Mr. Meyer Minski as beneficiary. The trustee of the Deseja Trust is the Commonwealth Trust Company. Includes 2,794,372 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement. The address for the Deseja Trust is 29 Bancroft Mills Road, Wilmington, DE 19806.
(4)	Mr. Haddock served as a director of SPAC.
(5)	Hoche Partners Pharma Holding S.A. (“Hoche”) is owned by Smotrich sarl, SPF (“Smotrich”), which is owned beneficially by the Yozma Trust. Alejandro Weinstein, a member of the Board of Directors of the Company, is the beneficiary of the Yozma Trust. As such, each of Smotrich, the Yozma Trust and Alejandro Weinstein may be deemed to be the beneficial owner of the Ordinary Shares. The address for Hoche is 3A, Val Ste Croix, L-1371 Luxembourg, Grand Duchy of Luxembourg.
(6)	Carsten Mueller, as director of the equity department, Tania Kaddeche, as senior manager MAS LAC department and Raphael Eskinazi, as manager MAS LAC department, have voting and investment power over the shares held by International Finance Corporation (“IFC”). The address for IFC is 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433.
(7)	Mr. Schena served as a director of the SPAC.
(8)	PENSCO Trust Company (“PENSCO”) is a trust which holds Ordinary Shares for Kyle P. Bransfield, a member of the Board of Directors of the Company, as beneficiary. The address for PENSCO is 1425 Brickell Avenue, Miami, FL 33131.
(9)	Represents shares held by the Simphony Trust, a trust organized under the laws of the State of Delaware, which holds shares for Mr. Jose Minski, a member of the Board of Directors, as beneficiary. The trustee of the Simphony Trust is the Commonwealth Trust Company. Includes 2,794,372 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement. The address for the Simphony Trust is 29 Bancroft Mills Road, Wilmington, DE 19806.
(10)	Represents shares held by the Sognatore Trust, a trust organized under the laws of New Zeeland, which holds shares for Bricol International Corp., a company wholly owned by Mr. Ruben Minski, our Chief Executive Officer and Chairman of the Board of Directors, as beneficiary. The trustee of the Sognatore Trust is Caoton Company, S.A. Includes 4,875,868 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement. The address for the Sognatore Trust is Oficina 503A-02, Edificio Quantum (500) Ruta 8 km. 17.500 Zonamérica, Montevideo, Uruguay.
(11)	Mr. Gurkan served as an advisor to the SPAC.
(12)	Union Acquisition Associates II, LLC (“UAA II”) is a limited liability company controlled by Kyle P. Bransfield, a member of the Board of Directors of the Company and the beneficial owners of the Ordinary Shares held by UAA II. Includes (i) 625,000 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement and (ii) 1,525,000 Ordinary Shares that may be received upon exercise of the Warrants held by UAA II, of which 1,437,500 are held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement. The address for UAA II is 1425 Brickell Avenue, Miami, FL 33131.
(13)

Union Group International Holdings Limited (“Union International”) is an entity controlled by Mr. Juan Sartori, who served as Non-Executive Chairman of the Board of Directors of the SPAC. Includes 625,000 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement. Includes 1,525,000 Ordinary Shares that may be received upon exercise of the Warrants held by Union International, of which 1,437,500 are held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement. The address for Union International is Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS

The following is a general description of certain Luxembourg tax considerations relating to the Company and the holders of Ordinary Shares and Warrants. It does not purport to be a complete analysis of all tax considerations in relation to the Ordinary Shares and Warrants. Prospective purchasers should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the securities and the consequences of such actions under the tax laws of those countries. This overview is based upon the law as in effect on the date of this prospectus and is subject to any change in law that may take effect after such date, even with retroactive effect.

The summary below is intended as an overview of certain tax consequences in relation to the Company and the purchase, ownership and disposition of Ordinary Shares and Warrants under Luxembourg law.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu des personnes physiques). Corporate taxpayers may further be subject to net worth tax (impôt sur la fortune), as well as other duties, levies and taxes. Corporate income tax, municipal business tax and the solidarity surcharge invariably apply to most corporate taxpayers’ resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and solidarity surcharge. Under certain circumstances, where individual taxpayers act in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Taxation of the Company

The Company is subject to Luxembourg tax on its worldwide profits at the current combined ordinary rate of 24.94% for Luxembourg City, including the 17% corporate income tax, a 6.75% municipal business tax (rate in the municipality of Luxembourg City in 2023) and a solidarity surcharge (together the “Income Tax”).

In principle, dividends and capital gains realized by the Company are fully subject to Income Tax in Luxembourg.

However, provided the conditions of the Luxembourg participation exemption regime are met, dividends or capital gains realized by the Company upon the disposal of shares are not taxable in Luxembourg.

Luxembourg net wealth tax (“NWT”) will be due annually by the Company at the rate of 0.5% on its total net asset value below or equal to € 500 million. The tranche above € 500 million will be taxed at a rate of 0.05%. Net worth is referred to as the unitary value (valeur unitaire), as determined at January 1 of each year. The unitary value is in principle calculated as the difference between (i) assets estimated at their fair market value (valeur estimée de réalisation), and (ii) liabilities vis-à-vis third parties.

Shareholdings qualifying for the Luxembourg participation exemption regime are excluded from the NWT basis provided that, the Company holds a direct shareholding in a qualifying subsidiary representing at least 10% of the qualifying subsidiary’s share capital or having an acquisition cost (including both share capital and share premium) of at least € 1.2 million; there is no minimum holding period requirement.

Companies for which the sum of fixed financial assets (i.e., financial assets notably including shares and loans, transferable securities and cash) exceeds 90% of their total balance sheet and € 350,000 are liable to a minimum annual NWT of € 4,815. Other companies are liable to a minimum progressive tax (in an amount up to € 32,100), depending on the total assets on their balance sheet.

Withholding taxation

Any dividend distributed by the Company to its shareholders will in principle be subject to a 15% withholding tax unless an exemption or a reduced treaty rate applies.

Luxembourg taxation of the holders

Luxembourg tax residence of the holders

Holders will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Ordinary Shares or Warrants.

Taxation of Luxembourg non-residents

Holders who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg with which the holding of the Ordinary Shares or Warrants is connected, are not liable to any Luxembourg income tax, whether they receive payments upon redemption or repurchase of the Ordinary Shares or Warrants, or realize capital gains on the sale of any Ordinary Shares or Warrants, unless they sell a participation of more than 10% in the Company within 6 months of its acquisition, or in case of a disposal of Ordinary Shares or Warrants after 6 months or more, such holder had been a Grand Duchy of Luxembourg resident taxpayer for more than 15 years and has become a non-Luxembourg taxpayer less than 5 years before the disposal of Ordinary Shares or Warrants occurs.

Taxation of Luxembourg residents

Holders who are Luxembourg resident individuals will generally be subject to income tax on income derived from the Ordinary Shares and Warrants. Capital gains realized upon the disposal, sale or redemption of the Ordinary Shares and Warrants by individual resident holders acting in the course of the management of their private wealth are in principle not subject to income tax (except if the gain has been realized within 6 months of the acquisition of the Ordinary Shares or Warrants), to the extent they do not hold a participation of more than 10% in the Company.

Holders who are Luxembourg resident companies (société de capitaux) or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Ordinary Shares or Warrants is connected, must include in their taxable income any income (including dividend) and the difference between the sale or redemption price and the lower of the cost or book value of the Ordinary Shares and Warrants sold or redeemed unless the conditions of the participation exemption regime are satisfied. Under Luxembourg tax law it is debatable to what extent the Warrants are eligible for the participation exemption regime although certain case law supports such argumentation in certain circumstances.

If the conditions of the participation exemption regime are not met, 50% of the dividends distributed by the Company to the Luxembourg resident company, or to the foreign holders of Ordinary Shares having a permanent establishment or a permanent representative in Luxembourg with which the holding of the Ordinary Shares is connected, should nevertheless be exempt from income tax.

A holder who is a Luxembourg resident company benefiting from a special tax regime, such as (i) a specialized investment fund governed by the amended law of February 13, 2007, (ii) a family wealth management company governed by the amended law of May 11, 2007, (iii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (iv) a reserved alternative investment fund treated as a specialized investment fund for Luxembourg tax purposes governed by the amended law of July 23, 2016 is exempt from income tax in Luxembourg and profits derived from the Ordinary Shares and Warrants are thus not subject to Luxembourg income tax.

Net Wealth Tax

A Luxembourg resident as well as a non-resident who has a permanent establishment or a permanent representative in Luxembourg to which the Ordinary Shares or Warrants are attributable, are subject to Luxembourg NWT on such Ordinary Shares or Warrants, except if the holder is (i) a resident or non-resident individual taxpayer, (ii) a securitization company governed by the amended law of March 22, 2004 on securitization, (iii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iv) a professional pension institution governed by the amended law dated July 13, 2005, (v) a specialized investment fund governed by the amended law of February 13, 2007, (vi) a family wealth management company governed by the law of May 11, 2007, (vii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (viii) a reserved alternative investment fund governed by the amended law of July 23, 2016.

However, (i) a securitization company governed by the amended law of March 22, 2004 on securitization, (ii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iii) a professional pension institution governed by the amended law dated July 13, 2005 and (iv) an opaque reserved alternative investment fund treated as a venture capital vehicle governed by the amended law of July 23, 2016 remain subject to minimum NWT.

The minimum NWT tax is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, receivables against related companies, transferable securities and cash at bank exceeds 90% of their total gross assets and € 350,000, the minimum NWT is currently set at € 4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the € 4,815 minimum NWT, the minimum NWT ranges from € 535 to € 32,100, depending on the company’s total gross assets.

Other Taxes

No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by shareholders in connection with the issue of the Ordinary Shares and Warrants, nor will any of these taxes be payable as a consequence of a subsequent transfer, exchange or redemption of the Ordinary Shares or Warrants, unless the documents relating to the Ordinary Shares or Warrants are (i) voluntarily registered in Luxembourg or (ii) appended to a document that requires obligatory registration in Luxembourg.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Ordinary Shares or Warrants or in respect of the payment under the Ordinary Shares or Warrants or the transfer of the Ordinary Shares or Warrants. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Company if, for Luxembourg value added tax purposes, such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

No Luxembourg inheritance tax is levied on the transfer of the Ordinary Shares or Warrants upon the death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder is a resident of Luxembourg for tax purposes at the time of his death, the Ordinary Shares and Warrants are included in such holder’s taxable estate for inheritance tax assessment purposes. No Luxembourg gift tax will be levied on the transfer of Ordinary Shares or Warrants by way of gift unless the gift is registered in Luxembourg.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations to U.S. holders (as defined below) relating to the acquisition, ownership and disposition of the Ordinary Shares and Warrants as of the date hereof. The discussion below only applies to the Ordinary Share and Warrants held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, such as:

●	financial institutions or financial services entities;

●	insurance companies;

●	government agencies or instrumentalities thereof;

●	regulated investment companies and real estate investment trusts;

●	expatriates or former residents of the United States;

●	persons that acquired the Ordinary Shares or Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Ordinary Shares or Warrants;

●	persons holding the Ordinary Shares or Warrants as part of a “straddle,” constructive sale, hedging, integrated transactions or similar transactions;

●	U.S. holders whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

●	a person required to accelerate the recognition of any item of gross income with respect to the Ordinary Shares or Warrants as a result of such income being recognized on an applicable financial statement;

●	a person actually or constructively owning 10% or more of the Ordinary Shares (by vote or value); or

●	tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold the Ordinary Shares or Warrants through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Ordinary Shares or Warrants, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this prospectus. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

For purposes of this discussion, a U.S. holder means a beneficial owner of Ordinary Shares or Warrants that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

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THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES AND WARRANTS. EACH HOLDER OF ORDINARY SHARES OR WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Distributions on Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Ordinary Shares that is made out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange. Because the Company may not determine its earnings and profits on the basis of U.S. federal income tax principles, it is expected that distributions on Ordinary Shares will generally be reported to U.S. holders as dividends.

Dividends paid by the Company generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that the Company is considered a “qualified foreign corporation” and certain other requirements are met. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of the income tax treaty between Luxembourg and the United States (the “Treaty”). A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Ordinary Shares, which are listed on the NASDAQ, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that Ordinary Shares will be considered readily tradable on an established securities market in later years or that that the Company will be eligible for the benefits of the Treaty. A U.S. holder will not be able to claim the reduced rate on dividends received from the Company if the Company is treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year. See “— Passive Foreign Investment Company Rules” below

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. holder. The Company has not determined whether these requirements have been met with respect to any withholding tax that may be imposed on dividends paid by the Company and, accordingly, no assurance can be given that any such tax will be creditable. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of Ordinary Shares or Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Ordinary Shares or Warrants generally will be treated as U.S. source gain or loss. Therefore, a U.S. holder may have insufficient foreign source income to utilize foreign tax credits attributable to any Luxembourg withholding tax imposed on a sale, exchange, redemption or other taxable disposition. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to Luxembourg withholding tax.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a Ordinary Share on the exercise of a Warrant for cash. A U.S. holder’s tax basis in a Ordinary Shares received upon exercise of the Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Ordinary Shares received would equal the holder’s basis in the Warrants exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Warrants exercised therefore.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Warrants treated as surrendered to pay the exercise price of the Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Ordinary Shares received would equal the U.S. holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Warrant would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Ordinary Shares which is taxable to the U.S. holders of such shares as described under “— Distributions on Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from the Company equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as the Company, will be PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of the corporation’s gross income is passive income, or (ii) 50% or more of the value of the corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Based on the expected composition of the Company’s gross assets (including unbooked goodwill as valued based on the market value of the Company’s equity) and income and the manner in which the Company expects to operate its business in future years, the Company does not expect to be classified as a PFIC for U.S. federal income tax purposes for the Company’s current taxable year or in the foreseeable future. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending, among other things, upon changes in the composition and relative value of its gross receipts and assets, which may be determined by reference to the price of Ordinary Shares (which could fluctuate significantly). Based on its current operations, the Company’s unbooked goodwill (which it has valued based on the market value of its equity) may be attributable to the Company’s activities that generate active income and may be treated as an active asset. Because the Company has valued its goodwill based on the market value of its equity, a decrease in the price of Ordinary Shares may also result in the Company becoming a PFIC.

If the Company were a PFIC in any year during which a U.S. holder owns Ordinary Shares, subject to the discussion below regarding the mark-to-market or QEF elections, a U.S. holder generally will be subject to special rules (regardless of whether the Company continues to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Ordinary Shares) and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year. The application of the PFIC rules to U.S. holders of Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a Warrant) to acquire the stock of a PFIC as stock of the PFIC. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognized on the disposition of Warrants to be subject to the excess distribution regime discussed above.

A U.S. holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark the Ordinary Shares to market annually. The election is available only if the Ordinary Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. holder makes the mark-to-market election, any gain from marking the Ordinary Shares to market or from disposing of them would be ordinary income. Any loss from marking the Ordinary Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the Ordinary Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. It is expected that Ordinary Shares, which are listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes. No assurance can be given that the Ordinary Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the Ordinary Shares cease to be marketable stock. In addition, U.S. holders of Warrants will not be able to make a mark-to-market election with respect to their Warrants.

A U.S. holder would not be able to avoid the tax consequences described above by electing to treat the Company as a QEF because the Company does not intend to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the Ordinary Shares. In any event, U.S. holders of Warrants will not be able to make a QEF election with respect to their warrants.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

U.S. holders should consult their own tax advisors concerning the Company’s possible PFIC status and the consequences to them, including potential reporting requirements, if the Company were classified as a PFIC for any taxable year.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. holders of Ordinary Shares, and the proceeds received on the disposition of Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Certain U.S. holders are required to report information with respect to Ordinary Shares and Warrants not held through an account with a domestic financial institution to the IRS. U.S. holders that fail to report required information could become subject to substantial penalties. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of Ordinary Shares or Warrants.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders from time to time by the Selling Securityholders of up to 99,978,689 of our Ordinary Shares, which includes (a) 96,228,689 Ordinary Shares beneficially held by certain investors who currently maintain registration rights pursuant to the Registration Rights And Lock-Up Agreement (as defined herein) and (b) 3,375,000 Ordinary Shares that may be received upon exercise of the Private Placement Warrants.

We will receive up to an aggregate of $268,812,500 if all of the Warrants are exercised to the extent such Warrants are exercised for cash. All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

Primary Offering

Pursuant to the terms of the Warrants, the Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder Ordinary Shares, free of a restrictive legend.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the selling securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Warrants are currently listed on the Nasdaq under the symbols “PROC” and “PROCW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of the Ordinary Shares has been passed upon by Arendt & Medernach SA, Luxembourg counsel to the Company.

EXPERTS

The financial statements of Procaps Group, S.A. incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by Deloitte & Touche S.A.S, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.procapsgroup.com. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our annual reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on May 12, 2023; and

●	Our Registration Statement on Form 8-A filed with the SEC on September 28, 2021, which incorporates by reference the description of the Ordinary Shares and Warrants from our Registration Statement on Form F-4, as amended from time to time, and any amendment and report filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they specifically state that they are incorporated by reference into this prospectus after the date hereof) until the completion or termination of this offering.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to each person, including any beneficial owner, who receives a copy of this prospectus, upon written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into this prospectus. You should direct your requests to the attention of our chief financial officer at our principal executive office located in 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg. Our telephone number at this address is +356 7995-6138.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the Board of Directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the Board of Directors after they had acquired knowledge thereof.

The Company’s articles of association, which became effective immediately upon the completion of the Business Combination, provide that directors of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in the Company’s articles of association and mandatory provisions of law, every person who is, or has been, a member of the Board of Directors or officer (mandataire) of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director or officer of the Company (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors of the Company.

The Company’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

The Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 9. Exhibits.

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit No.	Description
2.1#	Business Combination Agreement, dated as of March 31, 2021, by and among Union Acquisition Corp. II, Crynssen Pharma Group Limited, Procaps Group, S.A. and OZLEM Limited (incorporated by reference to Exhibit 2.1 to Union Acquisition Corp. II’s Form 8-K/A, File No. 001-39089, filed with the SEC on April 2, 2021).
2.2#	Amendment No. 1 to Business Combination Agreement, dated as of September 29, 2021, by and among Union Acquisition Corp. II, Crynssen Pharma Group Limited, Procaps Group, S.A. and OZLEM Limited (incorporated by reference to Exhibit 4.2 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).
3.1	Amended and Restated Articles of Association of Procaps Group, S.A., dated as of September 28, 2021 (incorporated by reference to Exhibit 1.1 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).
4.1	Specimen Ordinary Share Certificate of Procaps Group, S.A. (incorporated by reference to Exhibit 4.1 to Procaps Group, S.A.’s Registration Statement on Form F-4/A filed August 17, 2021 (file no. 333-257222)).
4.2	Specimen Warrant Certificate of Procaps Group, S.A. (incorporated by reference to Exhibit A of Exhibit 4.4 to Procaps Group, S.A.’s Registration Statement on Form F-4/A filed August 17, 2021 (file no. 333-257222)).
4.3	Warrant Agreement, dated October 17, 2019, by and between Union Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Union Acquisition Corp. II’s Form 8-K, File No. 001-39089, filed with the SEC on October 21, 2019).
4.5	Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement between Union Acquisition Corp. II, Procaps Group, S.A. and Continental Stock Transfer & Trust Company, dated as of September 29, 2021(incorporated by reference to Exhibit 2.5 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).
5.1	Legal Opinion of Arendt & Medernach SA. (incorporated by reference to Exhibit 5.1 to Procaps Group, S.A.’s Registration Statement on Form F-1 filed November 24, 2021 (file no. 333-261366)).
10.1	Form of Contribution and Exchange Agreement (incorporated by reference to Exhibit 10.1 to Union Acquisition Corp. II’s Form 8-K/A, File No. 001-39089, filed with the SEC on April 2, 2021).
10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to Union Acquisition Corp. II’s Form 8-K/A, File No. 001-39089, filed with the SEC on April 2, 2021).
10.3	Transaction Support Agreement, dated as of March 31, 2021 by and between Crynssen Pharma Group Limited, Procaps Group, S.A., Union Group International Holdings Limited, Union Acquisition Associates II, LLC, Union Acquisition Corp. II and investors in Union Acquisition Corp. II and Crynssen Pharma Group Limited (incorporated by reference to Exhibit 10.3 to Union Acquisition Corp. II’s Form 8-K/A, File No. 001-39089, filed with the SEC on April 2, 2021).
10.4	Registration Rights and Lock-Up Agreement, dated September 29, 2021, by and between Procaps Group, S.A., Union Group International Holdings Limited, Union Acquisition Associates II, LLC and the persons and entities listed on Exhibit A thereto (incorporated by reference to Exhibit 4.7 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).
10.5	Nomination Agreement, dated September 29, 2021, by and between Procaps Group, S.A., Union Group International Holdings Limited, Union Acquisition Associates II, LLC, and the persons and entities listed on Exhibit A thereto (incorporated by reference to Exhibit 4.8 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).
10.6	Share Forfeiture Agreement, dated as of September 29, 2021, by and among Union Acquisition Corp. II, Crynssen Pharma Group Limited, Procaps Group, S.A., Union Acquisition Associates II, LLC and Union Group International Holdings Limited (incorporated by reference to Exhibit 4.9 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).
10.7	Credit Agreement (English Translation), dated November 20, 2018, by and among Procaps S.A, the Co-Obligors named therein, the Guarantors named therein, the Creditors named therein and Fiduciaria Bancolombia S.A. as Management Agent (incorporated by reference to Exhibit 4.9 to Procaps Group, S.A.’s Form 20-F filed with the SEC on May 12, 2023).
10.8	Amendment No. 1 to Credit Agreement (English Translation), dated December 12, 2018, by and among Procaps S.A, the Co-Obligors named therein, the Guarantors named therein, the Creditors named therein and Fiduciaria Bancolombia S.A. as Management Agent (incorporated by reference to Exhibit 4.10 to Procaps Group, S.A.’s Form 20-F filed with the SEC on May 12, 2023).
10.9	Amendment No. 2 to Credit Agreement (English Translation), dated June 15, 2020, by and among Procaps S.A, the Co-Obligors named therein, the Guarantors named therein, the Creditors named therein and Fiduciaria Bancolombia S.A. as Management Agent (incorporated by reference to Exhibit 4.11 to Procaps Group, S.A.’s Form 20-F filed with the SEC on May 12, 2023).
10.10	Note Purchase and Guarantee Agreement, dated November 5, 2021 by and among Procaps S.A., Procaps Group, S.A., the subsidiary guarantors listed on Annex A thereto, Prudential Insurance Company of America, Prudential Annuities Life Assurance Corporation, Healthspring Life & Health Insurance Company, Inc. and Cigna Health and Life Insurance Company. (incorporated by reference to Exhibit 4.1 to Procaps Group, S.A.’s Form 6-K filed with the SEC on November 4, 2022).

10.11	First Amendment to Note Purchase and Guarantee Agreement, dated as of January 12, 2022, by and among Procaps S.A., Procaps Group, S.A., the subsidiary guarantors listed on Annex A thereto, Prudential Insurance Company of America, Prudential Annuities Life Assurance Corporation, Healthspring Life & Health Insurance Company, Inc. and Cigna Health and Life Insurance Company. (incorporated by reference to Exhibit 4.2 to Procaps Group, S.A.’s Form 6-K filed with the SEC on November 4, 2022).
10.12	Second Amendment to Note Purchase and Guarantee Agreement, dated as of February 28, 2022, by and among Procaps S.A., Procaps Group, S.A., the subsidiary guarantors listed on Annex A thereto, Prudential Insurance Company of America, Prudential Annuities Life Assurance Corporation, Healthspring Life & Health Insurance Company, Inc. and Cigna Health and Life Insurance Company. (incorporated by reference to Exhibit 4.3 to Procaps Group, S.A.’s Form 6-K filed with the SEC on November 4, 2022).
10.13	Waiver and Third Amendment to Note Purchase and Guarantee Agreement, dated as of November 1, 2022, by and among Procaps S.A., Procaps Group, S.A., the subsidiary guarantors listed on Annex A thereto, Prudential Insurance Company of America, Prudential Annuities Life Assurance Corporation, Healthspring Life & Health Insurance Company, Inc. and Cigna Health and Life Insurance Company. (incorporated by reference to Exhibit 4.4 to Procaps Group, S.A.’s Form 6-K filed with the SEC on November 4, 2022).
10.14	Syndicated Loan Waiver Agreement (English Translation), dated May 2, 2023, by and among, Procaps S.A., the subsidiary co-obligors and guarantors named therein, the lenders named therein and Fiduciaria Bancolombia S.A., as administrative agent (incorporated by reference to Exhibit 4.17 to Procaps Group, S.A.’s Form 20-F filed with the SEC on May 12, 2023).
10.15	NPA Waiver Agreement, dated March 31, 2023, by and among, the Company, Procaps S.A., the subsidiary guarantors named therein and the Noteholders (incorporated by reference to Exhibit 4.18 to Procaps Group, S.A.’s Form 20-F filed with the SEC on May 12, 2023).
23.1*	Consent of Deloitte & Touche S.A.S.
23.2	Consent of Arendt & Medernach SA (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to the Registration Statement).

*	Filed herewith

#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on May 25, 2023.

Procaps Group, S.A.

By:	/s/ Ruben Minski
Name: Ruben Minski
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Ruben Minski	Chief Executive Officer and Chairman of the	May 25, 2023
Ruben Minski	Board of Directors (principal executive officer)

/s/ Patricio Vargas Muñoz	Chief Financial Officer	May 25, 2023
Patricio Vargas Muñoz	(principal financial and accounting officer)

*	Director	May 25, 2023
Jose Minski

*	Director	May 25, 2023
Alberto Eguiguren Correa

*	Director	May 25, 2023
Luis Fernando Castro

*	Director	May 25, 2023
Alejandro Weinstein

*	Director	May 25, 2023
Kyle P Bransfield

*	Director	May 25, 2023
David Yanovich

*By:	/s/ Ruben Minski
Ruben Minski
As Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Procaps Group, S.A. has signed this prospectus in the United States, on the 25th day of May 2023.

By:	/s/ Jose Minski
Name: Jose Minski